Exhibit 21.1

                              List of Subsidiaries
                                       of
                                EFTC Corporation


Current Electronics, Inc., an Oregon corporation
Circuit Test, Inc., a Florida corporation
Airhub Service Group, L.C., a Kentucky limited liability company
Circuit Test International, L.C., a Florida limited liability company CTI Acquisition Corp., a Florida corporation
Personal Electronics, Inc., a New Hampshire corporation